UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2014

USA Compression Partners, LP

(Exact Name of registrant as specified in charter)

Delaware	1-35779	75-2771546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Congress Avenue, Suite 450 Austin, TX	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (512) 473-2662

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry Into a Material Definitive Agreement.

On May 14, 2014, USA Compression Partners, LP (the “Partnership”) and USA Compression GP, LLC (the “General Partner,” and together with the Partnership, the “Partnership Parties”) entered into an underwriting agreement (the “Underwriting Agreement”) by and among certain selling unitholders named therein (the “Selling Unitholders”) and Wells Fargo Securities, LLC, Barclays Capital Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and UBS Securities LLC, for themselves and as representatives of the other underwriters named therein (the “Underwriters”), providing for the offer and sale (the “Offering”) (i) by the Partnership of 5,600,000 common units representing limited partner interests in the Partnership (“Common Units”) and (ii) by the Selling Unitholders of 1,000,000 Common Units, at a price to the public of $25.590 per Common Unit ($24.696 per Common Unit, net of underwriting discounts and commissions). Pursuant to the Underwriting Agreement, certain of the Selling Unitholders also granted the Underwriters an option for a period of 30 days to purchase up to an additional 990,000 Common Units to cover over-allotments, if any, on the same terms. The Offering is expected to close on May 19, 2014.

The material terms of the Offering are described in a prospectus (the “Prospectus”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-3, as amended (File No. 333- 193724), which was declared effective by the Commission on April 23, 2014.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties and the Selling Unitholders, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties and the Selling Unitholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Partnership received net proceeds (after deducting underwriting discounts and commissions, but before paying offering expenses payable by the Partnership) from the Offering of approximately $138,297,600 million. As described in the Prospectus, the Partnership will use the net proceeds of the sale of the Common Units to reduce the indebtedness outstanding under its revolving credit facility and for general partnership purposes.

The Partnership will not receive any of the proceeds from the Common Units sold by the Selling Unitholders.

As described in the Prospectus, affiliates of each of the Underwriters are lenders under the Partnership’s revolving credit facility and will receive a substantial portion of the proceeds from this offering pursuant to the repayment of a portion of the borrowings thereunder. In addition, certain of the Underwriters have in the past provided and may from time to time in the future provide commercial banking, investment banking and advisory services in the ordinary course of their business for the Partnership Parties, the Selling Unitholders and their respective affiliates, as applicable, for which they have received and in the future will be entitled to receive, customary fees and reimbursement of expenses.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this report and incorporated in this Item 1.01 by reference.

Item 9.01.                                        Financial Statements and Exhibits.

Exhibit No.	Description

1.1

Underwriting Agreement by and among USA Compression Partners, LP, USA Compression GP, LLC, selling unitholders named therein and Wells Fargo Securities, LLC, Barclays Capital Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and UBS Securities LLC, for themselves and as representatives of the other underwriters named therein, dated May 14, 2014.

5.1	Opinion of Vinson & Elkins L.L.P.

8.1	Opinion of Vinson & Elkins L.L.P., relating to tax matters.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 hereto).

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA COMPRESSION PARTNERS, LP

	By:	USA Compression GP, LLC,
its General Partner

		By:	/s/ J. Gregory Holloway
J. Gregory Holloway
Vice President, General Counsel and Secretary

Dated May 19, 2014

EXHIBIT INDEX

Exhibit No.	Description

1.1

Underwriting Agreement by and among USA Compression Partners, LP, USA Compression GP, LLC, selling unitholders named therein and Wells Fargo Securities, LLC, Barclays Capital Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and UBS Securities LLC, for themselves and as representatives of the other underwriters named therein, dated May 14, 2014.

5.1	Opinion of Vinson & Elkins L.L.P.

8.1	Opinion of Vinson & Elkins L.L.P., relating to tax matters.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 hereto).

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1 hereto).